Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
212-838-3777

SENESCO TECHNOLOGIES REPORTS FISCAL 2005

FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (Sept. 29, 2005) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the 12 months ended June 30, 2005 (“Fiscal 2005”).

The net loss for Fiscal 2005 was $2,188,966, or $0.16 per share, a 28.9% decrease when compared with the net loss of $3,078,282, or $0.24 per share, recorded in fiscal 2004.  The decrease in net loss was primarily the result of a decrease in non-cash stock-based compensation related to general and administrative expenses, which was partially offset by an increase in research and development expenses and other general and administrative expenses.

Revenue was $125,000 in Fiscal 2005, which represented the milestone payments and amortized portion of an initial fee on a development and license agreement.  This compares with revenue of $16,667 in fiscal 2004, which also represented the amortized portion of the initial fee in connection with the same development and license agreement.

Research and development expenses in Fiscal 2005 were $1,265,960, compared with  $1,071,870 in fiscal 2004, an increase of 18.1%.  This increase was primarily the result of our expanded research program performed by the University of Waterloo and other institutions, the weakness of the U.S currency against the Canadian currency and the expansion of our human health research programs, as well as an increase stock-based compensation, which was due to previously issued options becoming exercisable and new options being issued during Fiscal 2005.

General and administrative expenses were $1,390,825 in Fiscal 2005, compared with $2,333,432 in fiscal 2004, a decrease of 40.4%.  The decrease was primarily attributable to a decrease in stock-based compensation, which was the result of a warrant being granted in connection with a financial advisory agreement during fiscal 2004.  This decrease was offset by modest increases in other general and administrative expenses such as investor relations, accounting fees, amortization of patent costs and payroll and benefits.

At June 30, 2005, Senesco had cash, cash equivalents investments of $4,481,253 and working capital of $3,959,125.

In commenting on Senesco’s achievements for the fourth quarter of Fiscal 2005 and recent weeks, Bruce Galton, president and chief executive officer stated, “We believe that our research advances have positioned us for further progress in fiscal 2006.  In April 2005, we announced that our initial field trials with joint venture partner Rahan Meristem showed increased tolerance by our banana plants to Black Sigatoka, a fungal disease, as measured on an index of tolerance widely used in the industry”.  Black Sigatoka, which is also referred to as Black Leaf Streak Disease (“BLSD”), is the predominant leaf spot disease of banana and is known to cause significant reductions in leaf area and yield losses.

Senesco presented four abstracts in June 2005, at Plant Canada 2005, including data on our technology related to:

•                  strong pathogen resistance in Arabidopsis Thaliana,

•                  enhanced growth and seed yield in canola,

•                  positive regulation of xylem development,

•                  promoter activities that suggest a role in xylogenesis, leaf senescence and flower senescence.

Mr. Galton continued, “During the fourth quarter of fiscal 2005, we believe we made significant strides at advancing our technology in human health research:

•                  We added two preclinical human health research programs at the University of Virginia and at the University of Pittsburgh.  These programs will assist us in further characterizing the role of our proprietary technologies in the research of cancer and inflammatory disease.  These in vitro and in vivo studies are important steps in testing our technology’s efficacy in human disease models.

•                  We reported preliminary data using our Factor 5A to treat lethal septic challenge that was most encouraging and we look forward to furthering our research in this critically important medical area.  Sepsis is a condition in which the immune system’s rapid inflammatory response to a severe infection can cause organ damage and result in death and is the leading cause of death in non-coronary intensive care units in the United States.

•                  We reported a preclinical lung cancer study in mice, conducted at the University of Waterloo (Ontario, Canada) in which the Company’s proprietary Factor 5A technology was used to treat mice with a type of melanoma that has an affinity for lung tissue and results in metastatic lung tumors. After three weeks of treatment, the lungs of the treated and untreated mice were compared by weight to assess tumor load. The mice that received Senesco’s Factor 5A treatment showed an average of 41% reduction in tumor weight relative to the untreated mice. Additionally, nearly half of the treated mice had lung weights that were statistically comparable to control (healthy) mice that did not have any tumors. Previously, the Company had shown that Factor 5A induces mouse lung tumors to undergo apoptosis. These preclinical studies are indicative of Factor 5A’s potential efficacy to inhibit lung tumor formation and/or growth.”

Mr Galton concluded, “In order to continue to support our research efforts in both our agriculture and human health initiatives, we raised $3.37 million in a private placement led by Oppenheimer & Co.  Consistent with our commercialization strategy, we hope to continue to attract other companies interested in strategic partnerships, joint ventures or licensing agreements for our technology.  Toward that end, we participated in Bio 2005 Business Forum, where we were able to introduce the Company and its technology to an audience of potential partners.  We look forward to progressing our agricultural field testing and human health preclinical studies throughout 2006.”

About Senesco Technologies, Inc.

Senesco takes its name from the scientific term for the aging of plant cells: senescence.  The Company has developed technology that regulates the onset of cell death.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has begun to explore ways to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases such as Alzheimer’s, glaucoma, ischemia and arthritis, among others.  Senesco partners with leading-edge companies and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.  Senesco is headquartered in New Brunswick, New Jersey, and utilizes research laboratories at the University of Waterloo in Ontario, Canada and the University of Colorado in Denver, Colorado, as well as other institutions.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended June 30, 2005	For the Year Ended June 30, 2004	Cumulative Amounts from Inception

Revenue	$125,000	$16,667	$351,667

Operating expenses:

General and administrative	1,390,825	2,333,482	11,300,228
Research and development	1,265,960	1,071,870	4,929,076
Total operating expenses	2,656,785	3,405,302	16,229,304

Loss from operations	(2,531,785)	(3,338,635)	(15,877,637)

Sale of state income tax loss-net	153,160	91,448	586,442
Noncash income	135,632	185,627	321,259
Interest income, net	54,027	33,278	206,029
Net loss	$(2,188,966)	$(3,078,282)	$(14,763,907)

Basic and diluted net loss per common share	$(0.16)	$(0.24)

Basic and diluted weighted- average number of common shares outstanding	14,053,808	12,668,396

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2005	June 30, 2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$291,858	$186,248
Short-term investments	3,941,627	3,949,774
Prepaid expenses and other current assets	156,544	93,967
Total Current Assets	4,390,029	4,229,989

Long-term Investments	247,768	—
Property and Equipment, net	30,038	51,702
Intangibles, net	1,438,119	922,214
Deferred Income Tax Asset, net of valuation allowance of $4,355,000 and $3,630,000, respectively	—	—
Security Deposit	7,187	7,187
TOTAL ASSETS	$6,113,141	$5,211,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$217,569	$69,008
Accrued expenses	180,002	287,626
Deferred revenue	33,333	33,333
Total Current Liabilities	430,904	389,967

Grant Payable	90,150	90,150
Other Liability	2,336	—
TOTAL LIABILITIES	523,390	480,117

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 30,000,000 shares, issued and outstanding 15,467,388 and 13,787,250 shares, respectively	154,674	137,873
Capital in excess of par	20,198,984	17,168,043
Deficit accumulated during the development stage	(14,763,907)	(12,574,941)
Total Stockholders’ Equity	5,589,751	4,730,975

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,113,141	$5,211,092